As filed with the Securities and Exchange Commission on March 28, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRANSMERIDIAN EXPLORATION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	76-0644935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

(281) 999-9091

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicolas J. Evanoff

Vice President, General Counsel and Secretary

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

(281) 999-9091

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James L. Rice III

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana, 44th Floor

Houston, Texas 77002-5200

(713) 220-5800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by the selling securityholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0006 per share	13,000,000 shares	$2.76(1)	$35,880,000(1)	$1,101.52

(1)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on the American Stock Exchange on March 21, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 28, 2007

PROSPECTUS

TRANSMERIDIAN EXPLORATION INCORPORATED

13,000,000 Shares of Common Stock

This prospectus relates to resales or other dispositions of up to 13,000,000 shares of our common stock by the securityholders identified in the “Selling Securityholders” section of this prospectus. The selling securityholders may offer and sell or otherwise dispose of the shares of our common stock from time to time at such prices as they may determine.

The shares of our common stock offered hereby are issuable upon the exercise of warrants issued by us in connection with private placement transactions completed in August 2005 and March 2007. We will not receive any proceeds from the sale of the shares of our common stock by the selling securityholders.

An investment in the shares of our common stock involves risks. Please read carefully the “ Risk Factors” section beginning on page 2.

Our common stock is listed on the American Stock Exchange under the symbol “TMY.” On March 27, 2007, the closing sale price of our common stock on the American Stock Exchange was $2.75 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE HEREIN OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THESE SECURITIES ARE NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THOSE DOCUMENTS.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933 (as amended, the “Securities Act”) that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process. Under this shelf registration process, the selling securityholders may, from time to time, sell or otherwise dispose of up to 13,000,000 shares of our common stock in one or more offerings.

Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus

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supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the section of this prospectus entitled “Where You Can Find More Information.”

Moreover, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. You may refer to the registration statement and the exhibits thereto for more information about our securities and us. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

In this prospectus, references to “the Company,” “the company,” “we,” “us” and “our” mean Transmeridian Exploration Incorporated and its subsidiaries, taken as a whole, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains a website that contains annual, quarterly and current reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC’s website address is http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of its public reference room. The information we file with the SEC and other information about us is also available on our website at http://www.tmei.com. However, the information on our website is not a part of, nor is such information to be deemed incorporated by reference into, this prospectus.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and may supersede the information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) until all of the securities that may be offered by this prospectus are sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 16, 2007;

•	our Current Reports on Form 8-K dated March 16, 2007 (filed on March 16, 2007), March 23, 2007 (filed on March 26, 2007) and March 26, 2007 (filed on March 27, 2007); and

•	the description of our common stock contained in our registration statement on Form 8-A filed on March 15, 2005.

You may review these filings, at no cost, over the Internet at our website at http://www.tmei.com, or request a free copy of any of these filings by writing or calling us at the following address:

Transmeridian Exploration Incorporated

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

(281) 999-9091

Attention: Investor Relations

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact contained in this prospectus and the periodic reports filed by us under the Exchange Act and other written or oral statements made by us or on our behalf, are forward-looking statements. When used herein, the words “anticipates,” “expects,” “believes,” “goals,” “intends,” “plans” or “projects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on a number of assumptions about future events and are subject to significant risks, uncertainties and other factors that may cause our actual results to differ materially from the expectations, beliefs and estimates expressed or implied in such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, no assurance can be given that these assumptions will prove correct or even approximately correct. Factors that could cause our results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to, our assumptions about energy markets; production levels; reserve levels; operating results; competitive conditions; technology; the availability of capital resources; capital expenditure obligations; the supply and demand for oil, natural gas and other products and services; the price of oil, natural gas and other products and services; currency exchange rates; weather; inflation; the availability of goods and services; drilling risks; future processing volumes and pipeline throughput; general economic conditions, either internationally or nationally or in the jurisdictions in which we are doing business; and legislative or regulatory changes, including changes in environmental regulation, environmental risks and liability under federal, state and foreign environmental laws and regulations.

For a more detailed description of these factors, see the “Risk Factors” section set forth herein, and any additional risk factors that may be included in any prospectus supplement. We will not update these forward-looking statements unless the securities laws require us to do so.

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THE COMPANY

Transmeridian Exploration Incorporated is an independent energy company engaged in the business of acquiring, developing and producing oil and natural gas. Our activities are primarily focused on the Caspian Sea region of the former Soviet Union, and our primary oil and gas property is the South Alibek Field in the Republic of Kazakhstan, covered by License 1557 and the related exploration and production contracts with the government of Kazakhstan. We are currently pursuing additional projects in the Caspian Sea region and surrounding basins. We conduct our operations in Kazakhstan through our wholly owned subsidiary, JSC Caspi Neft TME, a joint stock company organized under the laws of Kazakhstan.

Our principal executive offices are located at 397 N. Sam Houston Pkwy E., Suite 300, Houston, Texas 77060, and our telephone number at that address is (281) 999-9091.

RISK FACTORS

You should carefully consider the following risks before making your investment decision. In addition, you should also read the disclosures contained in our filings with the SEC incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2006. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations. If any of the events or circumstances described below actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, you may lose all or part of your investment.

Risks Relating to our Business

We have a history of losses.

We have a history of losses. We incurred net losses of approximately $3.8 million, $20.5 million and $53.2 million for the years ended December 31, 2004, 2005 and 2006, respectively. Our results of operations in the future will depend on many factors, but largely on our ability to execute our exploration and development program and successfully market our current and future production. Our failure to achieve profitability in the future could adversely affect the trading price of our common stock and our ability to raise additional capital and, accordingly, our ability to grow our business.

Significant capital expenditures are required to execute our development program.

Our development and production activities, including our exploration contract with the government of Kazakhstan, require us to make substantial capital expenditures. Historically, we have funded our capital expenditure requirements through a combination of cash flows from operations, borrowings under bank credit facilities, private placements of our common stock, preferred stock and debt securities and borrowings from our affiliates. Our cash flows from operations are subject to a number of variables, such as the level of production from our wells, the price of oil, and our success in developing and producing our reserves. If our revenues do not increase sufficiently as a result of any of these variables, or our access to capital becomes limited, we may not be able to meet our capital expenditure requirements, which could, in turn, materially and adversely affect our business, financial condition and results of operations.

Our exploration and development activities may not result in economic quantities of oil and gas.

Our success is dependent on finding, developing and producing economic quantities of oil and gas. Our drilling operations may not be successful in finding, developing and producing economic quantities of oil and gas. In addition, we may not be able to sustain production from wells that initially produce.

The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. In addition, technological difficulties encountered in well completion or following the establishment of production may result in reduced or ceased production from a well.

Our efforts will be unprofitable if we drill dry holes or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs. Further, our drilling operations may be curtailed, delayed or canceled, or subject to higher costs as a result of a variety of factors, including:

•	unexpected drilling conditions;

•	high pressure or irregularities in geological formations;

•	equipment failures or accidents;

•	adverse weather conditions, such as winter snowstorms; and

•	increases in the cost of, or shortages or delays in the availability of, drilling rigs, equipment and qualified personnel.

Oil and gas operations are hazardous and may expose us to environmental liabilities.

We are subject to the operating risks normally associated with the exploration, development and production of oil and gas, including well blowouts, cratering and explosions, pipe failure, fires, geological formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, and other environmental hazards and risks. Moreover, our drilling operations involve risks from high pressures in geological formations and from mechanical difficulties such as stuck pipe, collapsed casing and separated cable. If any of these risks occurs, we could sustain substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources or equipment;

•	pollution or other environmental damage;

•	environmental clean-up responsibilities;

•	regulatory investigations and penalties;

•	delays in our operations or curtailment of our production; and

•	suspension of our operations.

Because in many cases insurance coverage for these risks is either not available or is not available at premium levels that are economically feasible and justify its purchase, we maintain very limited insurance coverage. As a result, the insurance coverage we maintain may not fully compensate us, or compensate us at all, if we incur losses as a result of these risks. Moreover, in the future we may not be able to maintain all or even part of our current insurance coverage at premium levels that justify its purchase.

In addition, as an owner and operator of oil and gas properties, we are subject to various laws and regulations relating to the discharge of materials into, and the protection of, the environment. These laws and regulations may impose liability on us for the cost of environmental cleanup resulting from our operations and could further subject us to liability for environmental damages.

The actual quantities of, and future net revenues from, our proved reserves may prove to be lower than we have estimated.

The information incorporated by reference herein contains estimates of our proved reserves and the estimated future net revenues from our proved reserves. These estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

We engage an independent petroleum engineering firm to review our estimates of our proved reserves. During 2006, 2005 and 2004, their review covered 100% of the reserve value. Estimates of our proved reserves are made using available geological and reservoir data, as well as production performance data. These estimates are reviewed annually and revised, either upward or downward, as warranted by additional performance data. Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from these estimates. Such variations may be significant and could materially affect the estimated quantities of, and future net revenues from, our proved reserves. In addition, we may adjust estimates of our proved reserves to reflect production history, results of exploration and development drilling, prevailing oil and gas prices and other factors, many of which are beyond our control. Our properties may also be susceptible to hydrocarbon drainage from production by operators on adjacent properties. In addition, our reserves are contained in carbonate reservoirs, and there is a larger uncertainty inherent in carbonate reservoirs as compared to sandstone reservoirs.

At December 31, 2006, approximately 92% of our estimated net proved reserves (by volume) were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. Our reserve estimates include the assumption that we will make significant capital expenditures to develop the reserves. You should be aware that our estimates of such costs may not be accurate, development may not occur as scheduled and our results may not be as estimated.

You should not assume that the present values referred to in the information incorporated by reference herein represent the current market value of our estimated reserves. In accordance with SEC requirements, the estimates of present values are based on prices and costs as of the date of the estimates. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimates. There are currently no economic markets for our natural gas production and our gas reserves have been given no value in the future net cash flow data incorporated by reference herein.

The timing of both the production from our properties and the expenses we incur from the development and production of our properties will affect both the timing of the actual future net cash flows from our proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with our business or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

If oil and gas prices decrease or our exploration efforts are unsuccessful, we may be required to write down the capitalized cost of individual oil and gas properties.

A writedown of the capitalized cost of individual oil and gas properties could occur when oil and gas prices are low or if we have substantial downward adjustments to our estimated proved oil and gas reserves, increases in our estimates of development costs or nonproductive exploratory drilling results. A writedown could adversely affect the trading price of our common stock.

We use the successful efforts accounting method. All property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending the determination of whether proved reserves are discovered. If proved reserves are not discovered with an exploratory well, the costs of drilling the well are expensed. All geological and geophysical costs on exploratory prospects are expensed as incurred.

The capitalized costs of our oil and gas properties, on a field-by-field basis, may exceed the estimated undiscounted future net cash flows of that field. If so, we record impairment charges to reduce the capitalized costs of each such field to our estimate of the field’s fair market value. Unproved properties are evaluated at the lower of cost or fair market value. These types of charges will reduce our earnings and stockholders’ equity.

We assess our properties for impairment periodically, based on future estimates of proved reserves, oil and gas prices, production rates and operating, development and reclamation costs based on operating budget forecasts. Once incurred, an impairment charge cannot be reversed at a later date even if we experience increases in the price of oil or gas, or both, or increases in the amount of our estimated proved reserves.

All of our operations are conducted in areas with inherent international and governmental risks.

We are subject to risks inherent in international operations, including adverse governmental actions, political risks, expropriation of assets and the risk of civil unrest or war. Our oil and gas properties are located in Kazakhstan, which until 1990 was part of the Soviet Union, and in Dagestan, which is an autonomous region within the Russian Federation. Kazakhstan and Russia retain many of the laws and customs from the former Soviet Union, but have developed and are continuing to develop their own legal, regulatory and financial systems. As the political and regulatory environment changes, we may face uncertainty about the interpretation of the agreements to which we are party and, in the event of dispute, we may have limited recourse within the legal and political system.

We conduct all of our operations internationally and are subject to the Foreign Corrupt Practices Act and similar local laws. A determination that we violated this act or a similar local law may subject us to significant fines and other penalties and damage our reputation and, in turn, materially and adversely affect our business, financial condition and results of operations.

We conduct all of our operations internationally and, as a U.S. corporation, we are subject to the restrictions imposed by the U.S. Foreign Corrupt Practices Act (the “FCPA”). The FCPA generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment. In particular, we may be held liable for actions taken by our local partners and representatives, even though such partners and representatives are foreign companies and/or non-U.S. citizens that are not subject to the FCPA.

Our policies mandate strict compliance with the FCPA and similar local laws prohibiting improper payments to government officials. Nonetheless, we cannot assure you that our policies will always protect us from reckless or criminal acts committed by our employees or our local partners and representatives that would violate the FCPA and/or a similar local law.

While our management does not have any knowledge or indication of any violation of the FCPA or a similar local law and while we are committed to conducting our business in a legal and ethical manner, we cannot assure you that a yet-undiscovered violation of the FCPA or a similar local law has not occurred previously or that a violation of the FCPA or a similar local law will not occur in the future. Any determination that we have violated the FCPA or a similar local law could subject us to significant fines and other penalties and damage our reputation, which could, in turn, materially and adversely affect our business, financial condition and results of operations.

Our business and results of operations depend on our ability to transport our production to viable markets and on the price at which we can sell our production.

Our future success depends on our ability to transport and market our production either within Kazakhstan or through export to other markets. Our ability to sell our production and, in turn, our revenues could be materially and adversely affected by issues which are outside our control relating to the crude oil transportation infrastructure both within and outside Kazakhstan. The exportation of oil from Kazakhstan depends on access to transportation routes, primarily pipeline systems, which can have limitations.

Prior to March 2007, we exported our oil exclusively by rail. The rail terminal is accessed by truck from our field facilities. We believe, but cannot assure you that, pipeline shipments, which began in March 2007, will result in higher realized prices for our crude oil than our previous marketing arrangements. Moreover, unless we maintain access to pipelines to transfer our crude oil out of Kazakhstan, the prices at which we sell our crude oil may remain well below world market prices.

Oil prices are volatile. A decline in prices could adversely affect our financial position, results of operations, cash flows, access to capital and ability to grow.

Our revenues, results of operations and future growth depend primarily upon the prices we receive for the oil we sell. Historically, the markets for oil have been volatile and they are likely to continue to be volatile. Wide fluctuations in worldwide oil prices may result from relatively minor changes in the supply of and demand for oil, market uncertainty and other factors that are beyond our control, including:

•	worldwide supplies of oil and gas;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to, and maintain, oil price and production controls;

•	political instability or armed conflict in oil-producing regions; and

•	the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil price movements with any degree of certainty. Declines in oil prices would not only reduce our revenues, but could reduce the amount of oil that we can produce economically and, as a result, could have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could adversely affect our financial condition, our access to capital and our ability to grow.

We have substantial debt, namely our senior secured notes due 2010, and, in turn, substantial debt service requirements, which could limit our ability to execute our development program. In addition, our ability to make payments on our senior secured notes due 2010 and any future indebtedness we may incur depends on our ability to generate sufficient cash flow. We cannot assure you that:

•	our business will generate sufficient cash flow from operations to service our indebtedness;

•	future borrowings or proceeds from equity issuances will be available in an amount sufficient to enable us to pay our indebtedness on or before the maturity date of such indebtedness; or

•	we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

Factors beyond our control may affect our ability to service our indebtedness. These factors include those discussed in this “Risk Factors” section of this prospectus.

If, in the future, we cannot generate sufficient cash flow from our operations to meet our debt service obligations, we may need to refinance our debt, obtain additional financing, issue equity or sell assets, which we may not be able to do on commercially reasonable terms, if at all, and which we may be prohibited from doing under the terms of our indebtedness. Our inability to generate cash flow or obtain funding sufficient to satisfy our debt service obligations could materially and adversely affect our financial condition.

Covenants in the indenture governing our senior secured notes due 2010 and the terms of our redeemable convertible preferred stock impose significant restrictions on us.

The indenture governing our senior secured notes due 2010 and the terms of our redeemable convertible preferred stock contain a number of covenants imposing significant restrictions on us. The restrictions these covenants place on us include restrictions on our repurchase of, and payment of dividends on, our capital stock and limitations on our ability to incur additional indebtedness, make investments, engage in transactions with affiliates, sell assets and create liens on our assets. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise and, in turn, may materially and adversely affect our business, financial condition and results of operations.

Competition in our industry is intense, and many of our competitors in the Kazakhstan region have greater financial and other resources than we do.

We operate in the highly competitive areas of oil exploration, development and production. We face intense competition from both major and other independent oil and natural gas companies in seeking to acquire:

•	desirable producing properties or new leases for future exploration; and

•	the equipment, expertise and personnel necessary to develop and operate our properties.

Many of our competitors have financial and other resources substantially greater than ours and, moreover, some of them are fully integrated oil companies with operations in the exploration, development, production, pipeline transportation, refining and marketing sectors of the oil and gas industry. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. As a U.S. company, we are also subject to various laws and regulations to which some of our competitors may not be subject, such as the FCPA, which could adversely affect our ability to compete with such parties in the Caspian Sea region.

In addition, our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, evaluate and select suitable properties and successfully consummate transactions, and there can be no assurance that we will be able to do so.

Compliance with governmental regulations could be costly and could adversely affect our competitiveness.

Our operations are subject to various levels of government controls and regulations in the United States, Kazakhstan and Russia, including environmental controls and regulations. It is not possible for us to separately calculate the costs of compliance with these controls and regulations, as such costs are an integral part of our operations.

In Kazakhstan and the Russian Federation, legislation affecting the oil and gas industry is under constant review for amendment or expansion. Pursuant to such legislation, various governmental departments and agencies have issued extensive rules and regulations which affect the oil and gas industry, some of which carry substantial penalties for failure to comply. These laws and regulations can have a significant impact on the oil and gas industry by increasing the cost of doing business and, consequentially, can adversely affect our results of operations. Inasmuch as new legislation affecting the industry is commonplace and existing laws and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws and regulations.

In late 2006, new regulations on gas flaring became effective in Kazakhstan. The regulations stipulate the payment of fines for flaring gas in excess of permitted limits, even if the operator has a gas utilization plan approved by the government. Our gas utilization project approved prior to these regulations did not require elimination of flared gas prior to project implementation, which, under the contract with our current vendor, was scheduled for late 2007. Under the new regulations, however, we may be required to curtail production or pay a fine as early as the second quarter of 2007. We are pursuing all available options, including procuring the necessary gas handling equipment from other vendors who may have a faster delivery schedule than our current vendor, increasing our permitted flaring volumes and obtaining a waiver or extension of the compliance deadline. If we are not successful in these efforts, we may incur substantial fines or be subject to production curtailments, either of which could have a material adverse effect on our business, financial condition or results of operations.

The loss of key personnel could have an adverse effect on our business.

Our success is dependent on the performance of our senior management and key technical personnel. The loss of our chief executive officer or other key employees could have a material and adverse effect on our business. We do not carry life insurance covering any of our senior management or key employees.

If we fail to maintain an effective system of internal control over our financial reporting, our ability to meet our reporting obligations and provide timely and accurate financial statements and, in turn, investor confidence in our financial reports and the trading price of our common stock could be adversely affected.

In connection with our management’s assessment of the effectiveness of our internal control over our financial reporting as of December 31, 2005, we concluded that we did not maintain effective internal control over our financial reporting due to a material weakness resulting from our lack of a sufficient number of accounting staff with experience in public company SEC reporting and technical expertise to enable us to maintain adequate controls over our financial accounting and reporting processes regarding our accounting for non-routine and non-systematic transactions. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement in our annual or interim financial statements would not be prevented or detected. This material weakness resulted in us recording certain accounting adjustments prior to the issuance of our consolidated financial statements for the fiscal year ended December 31, 2005.

As further described in Item 9A “Controls and Procedures” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as a result of the remedial measures we implemented beginning in late 2005, we remediated this material weakness during 2006 and concluded that our internal control over financial reporting was effective as of December 31, 2006. However, despite the remedial measures that we implemented and our continuing efforts to improve our internal control over financial reporting, we may not be able to implement and maintain effective internal control over financial reporting in the future. Moreover, we have experienced from time to time deficiencies in our internal control over financial reporting that have not risen to the level of a material weakness. Although we have been able to remediate these deficiencies in the past, we cannot assure you that a material weakness will not exist in the future, as additional deficiencies in our internal control over financial reporting may be discovered which may rise to the level of a material weakness.

Any failure to remedy additional deficiencies in our internal control over our financial reporting that may be discovered in the future or to implement new or improved controls, or difficulties encountered in the implementation of such controls, could adversely affect our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could, in turn, affect the future ability of our management to certify that our internal control over financial reporting is effective when it provides an assessment of our internal control over financial reporting and, moreover, affect the results of our independent registered public accounting firm’s attestation report regarding our management’s assessment. Inferior internal control over financial reporting could also subject us to the scrutiny of the SEC, the American Stock Exchange (on which our common stock is listed and traded) and other regulatory bodies and could cause investors to lose confidence in our reported financial information, which could have an adverse effect on the trading price of our common stock.

Risks Relating to Our Common Stock

We have not previously paid dividends on our common stock and do not anticipate doing so in the foreseeable future.

The indenture governing our senior secured notes due 2010 restricts, and any indentures and other financing agreements that we may enter into in the future may limit, our ability to pay cash dividends on our capital stock. Specifically, under the indenture governing our senior secured notes due 2010, we may pay cash dividends and make other distributions on or in respect of our capital stock, including our common stock, only if certain covenants are met.

Furthermore, under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Our ability to pay cash dividends on our capital stock, including our common stock, would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. However, even if adequate surplus is available to pay cash dividends on our common stock, we may not have sufficient cash to pay dividends on our common stock.

Moreover, we have not in the past paid any dividends on the shares of our common stock and do not anticipate that we will pay any dividends on our common stock in the foreseeable future. In addition to the above restrictions and limitations, our ability to pay dividends on our common stock is conditioned by the terms of our 15% Senior Redeemable Convertible Preferred Stock (“Senior Preferred”) and our Series A cumulative convertible preferred stock. Any future decision to pay a dividend on our common stock and the amount of any dividend paid, if permitted, will be made at the discretion of our board of directors.

We have outstanding, and may issue additional shares of, preferred stock that could adversely affect the holders of shares of our common stock.

Our board of directors is authorized to issue additional classes or series of shares of our preferred stock without any action on the part of our stockholders, subject to the limitations of our Senior Preferred. Our board of directors also has the power, without stockholder approval and subject to the terms of our Senior Preferred, to set the terms of any such classes or series of shares of our preferred stock that may be issued, including voting rights, dividend rights, conversion features, preferences over shares of our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue shares of our preferred stock in the future that have preference over shares of our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue shares of our preferred stock with voting rights that dilute the voting power of shares of our common stock, the rights of holders of shares of our common stock or the trading price of shares of our common stock could be adversely affected. In addition, as of February 28, 2007, we had outstanding 594.804 shares of our Series A cumulative convertible preferred stock. Our outstanding Series A cumulative convertible preferred stock may be converted at any time (subject to the satisfaction of certain notice requirements) into approximately 5,948,040 shares of our common stock, which could dilute the value of our common stock to our then-current common stockholders and could adversely affect the trading price of our common stock.

Our common stock has experienced, and may continue to experience, price volatility. The limited trading volume of our common stock may contribute to this price volatility.

The trading price of our common stock has been, and may continue to be, highly volatile. We believe the volatility of the trading price of our common stock is due to, among other things, the results of our drilling program, current expectations of our future financial performance, prices of oil and natural gas and the volatility of the stock market in general.

Moreover, our common stock, which began trading on the American Stock Exchange in March 2005, does not have substantial trading volume. For the 12 months ended February 28, 2007, the average daily trading volume of our common stock as reported by the American Stock Exchange was approximately 592,000 shares, which represented less than 0.6% of our outstanding shares of common stock (as of February 28, 2007). As a result, relatively small trades of our common stock may have a significant impact on the price of our common stock and, therefore, may contribute to the price volatility of our common stock.

Because of the limited trading volume of our common stock and the price volatility of our common stock, you may be unable to sell your shares of our common stock when you desire or at the price you desire. Moreover, the inability to sell your shares of our common stock in a declining market because of such illiquidity or at a price you desire may substantially increase your risk of loss.

The trading price of our common stock could be adversely affected by sales and issuances of our common stock in the public markets.

As of February 28, 2007, based on the information available to us, our three largest stockholders (which include Mr. Lorrie T. Olivier, our chairman of the board, president and chief executive officer) beneficially owned approximately 32%, and our directors and officers beneficially owned approximately 22%, of the then-outstanding shares of our common stock.

Sales of our common stock by these stockholders, or the perception that such sales might occur, could have a material adverse effect on the trading price of our common stock or could impair our ability to obtain capital through future offerings of equity securities. In addition, the trading price of our common stock could decline as a result of issuances by us of additional shares of our common stock pursuant to our existing shelf registration statement or otherwise. The trading price of our common stock could also decline as the result of the perception that such issuances could occur.

Our directors and officers control a significant portion of our common stock and, as a result, may be able to significantly influence matters requiring the approval of our stockholders.

As of February 28, 2007, based on the information available to us, our directors and officers beneficially owned approximately 22% of the then-outstanding shares of our common stock, representing approximately 22% of the then-combined voting power of our common stock and Series A cumulative convertible preferred stock (which vote together as a class) (approximately 21% of the then-combined voting power, if the beneficial ownership cap applicable to our Series A cumulative convertible preferred stock did not prevent, as of February 28, 2007, the voting of all such shares by the holder thereof). As a result, our directors and officers, acting together, may be able to significantly influence matters requiring the approval of our stockholders.

Provisions in our amended and restated certificate of incorporation, the indenture governing our senior secured notes due 2010 and provisions under Delaware law may inhibit a takeover of our company.

Under our amended and restated certificate of incorporation, our board of directors is authorized, subject to the terms of our Senior Preferred, to issue shares of our common or preferred stock without the approval of our stockholders. Issuance of these shares could make it more difficult to acquire our company without the approval of our board of directors as more shares would have to be acquired to gain control.

In addition, upon a change of control of our company, each holder of our senior secured notes due 2010 may require us to purchase all or a portion of such holder’s notes at a purchase price equal to 101% of the aggregate principal amount of such holder’s notes, together with accrued and unpaid interest, if any, to the date of purchase. Moreover, upon a change of control of our company, each holder of our Senior Preferred may require us to redeem (provided we are permitted to do so by the terms of our then-outstanding indebtedness) all or a portion of such holder’s shares of our Senior Preferred at a redemption price per share equal to the sum of $100 plus all accrued and unpaid dividends on such share. Also, Delaware law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

These provisions may deter hostile takeover attempts that could result in an acquisition of us that would have been financially beneficial to our stockholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the resale or other disposition of the shares of our common stock offered hereby.

SELLING SECURITYHOLDERS

The registration statement of which this prospectus forms a part has been filed with the SEC pursuant to the investor rights agreements, dated as of August 30, 2005 and March 15, 2007, respectively, entered into by us with each of the accredited investors who participated in our August 2005 private placement of convertible promissory notes and warrants to purchase our common stock and in our March 2007 private placement of warrants to purchase our common stock. The shares of our common stock are being registered hereby to afford the selling securityholders the opportunity to sell or otherwise dispose of the shares of our common stock in public transactions rather than pursuant to exemptions from the registration and prospectus delivery requirements of the Securities Act.

Selling securityholders may use this prospectus to offer and sell or otherwise dispose of the shares of our common stock. See the section of this prospectus entitled “Plan of Distribution.” The table below sets forth information about the beneficial ownership of the shares of our common stock by each selling securityholder who has provided us with a completed and executed selling securityholder questionnaire stating its intent to use this prospectus to sell or otherwise dispose of shares of our common stock. A form of the selling securityholder questionnaire is filed as an exhibit to the registration statement of which this prospectus forms a part. We have prepared this table using the information provided on such questionnaires. However, the information in the table may change from time to time. In addition, certain selling securityholders may be deemed to be “underwriters” as defined under the Securities Act, and any profits realized by such selling securityholders may be deemed to be underwriting commissions.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the SEC, and includes the right to acquire voting or investment control of our common stock within 60 days. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of our common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in the table does not constitute an admission of beneficial ownership by the persons named therein. Based on the information available to us, since March 2006, North Sound Legacy International Ltd. and its affiliate North Sound Legacy Institutional Fund LLC have together beneficially owned greater than five percent of the outstanding shares of our common stock. Otherwise, no selling securityholder listed below nor any of its affiliates has, or during the three years preceding the date of this prospectus has had, any position, office or other material relationship with us or any of our affiliates.

The registration of the shares of our common stock does not mean that the selling securityholders identified below will sell or otherwise dispose of all or any of these securities. In addition, the selling securityholders may have sold, transferred or disposed of all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information regarding their holdings. If, from time to time, additional securityholders notify us of their intent to use this prospectus to dispose of shares of our common stock, we may file a prospectus supplement to include those additional securityholders’ information even if, because we have not been notified of any prior exempt sales, the table below continues to list shares of our common stock previously proposed to be sold by the additional securityholders’ transferors.

Selling Securityholder	Number of Shares of Common Stock Offered for Resale (1)	Shares of Common Stock Beneficially Owned Before Offering (2)		Shares of Common Stock Beneficially Owned After Offering (4)
		Number	Percent (3)	Number	Percent (3)
North Sound Legacy International Ltd. (5)	8,895,000	13,240,047	12.0%	4,345,047	3.9%
North Sound Legacy Institutional Fund LLC (5)	3,105,000	4,790,161	4.6%	1,685,161	1.6%
SDS Capital Group SPC, Ltd. (6)	1,000,000	1,552,285	1.5%	552,285	*

*	Indicates less than 1%.

(1)	The warrants (pursuant to which the shares of our common stock offered hereby are issuable) provide that the number of shares of our common stock that may be acquired by any holder of the warrants upon exercise thereof is limited to the extent necessary to ensure that, following such exercise, the number of shares of our common stock then-beneficially owned by such holder and any other persons or entities whose beneficial ownership of our common stock would be aggregated with the holder’s for purposes of the Exchange Act does not exceed 4.999% of the then-issued and outstanding shares of our common stock. Pursuant to the terms of the warrants, a holder may provide 61 days advance written notice of its election to not be governed by this limitation. As of the date hereof, no selling securityholder has provided us with notice of its election to not be governed by this limitation.

(2)	Includes the shares of our common stock registered hereby for resale.

(3)	Based on 101,245,877 shares of our common stock outstanding as of March 12, 2007, and calculated on an “as-converted” basis with respect to the warrants pursuant to which such shares of our common stock are issuable or have been issued subsequent to March 12, 2007, as the case may be.

(4)	Assumes the sale or other disposition of all of the shares of our common stock offered hereby.

(5)	North Sound Capital LLC (“North Sound”) is the managing member of North Sound Legacy Institutional Fund LLC and the investment advisor of North Sound Legacy International Ltd. (the “Funds”). As the managing member or investment advisor (as the case may be) of the Funds, North Sound has voting and investment control with respect to the securities held by the Funds. Thomas McAuley is the Manager of North Sound. Although each of North Sound and Mr. McAuley may be deemed the beneficial owner of (i.e., be deemed to exercise voting and/or dispositive powers with respect to) the shares of our common stock held by the Funds and offered hereby, neither owns such shares directly. Each of North Sound and Mr. McAuley disclaims beneficial ownership of the shares of our common stock held by the Funds and offered hereby, except to the extent of their respective economic interests in each Fund.

(6)	SDS Management, LLC (“SDS Management”) is the investment advisor of SDS Capital Group SPC, Ltd. (“SDS Capital”). As the investment advisor of SDS Capital, SDS Management has voting and investment control with respect to the securities held by SDS Capital. Steve Derby is the managing member of SDS Management. Although each of SDS Management and Steve Derby may be deemed to exercise voting and/or dispositive powers with respect to the shares of our common stock held by SDS Capital and offered hereby, neither SDS Management nor Steve Derby own such shares directly. Each of SDS Management and Steve Derby disclaim beneficial ownership of the shares of our common stock held by SDS Capital and offered hereby, except to the extent of their respective pecuniary interests in SDS Capital.

PLAN OF DISTRIBUTION

We have registered the resale or other disposition of the shares of our common stock offered hereby on behalf of the selling securityholders. Sales of shares of our common stock may be made by the selling securityholders, including their respective donees, transferees, pledgees or other successors-in-interest, directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the American Stock Exchange or any exchange upon which shares of our common stock may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated or fixed prices. The shares of our common stock offered hereby may be sold by one or more of, or a combination of, the following:

•

a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in making short sales or in transactions to cover short sales; and

•	put or call option transactions relating to the shares.

The selling securityholders may effect these transactions by selling shares of our common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of our common stock.

The selling securityholders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares of our common stock or of securities convertible into, or exchangeable for, the shares of our common stock in the course of hedging positions they assume with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares of our common stock offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares of our common stock pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling securityholders and any broker-dealers that act in connection with the sale of shares of our common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers or any profit on the resale of the shares of our common stock sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of our common stock against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling securityholders and each selling securityholder has agreed, severally and not jointly, to indemnify us against certain liabilities in connection with the offering hereby of the shares of our common stock, including liabilities arising under the Securities Act.

The selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling securityholders also may resell all or a portion of the shares of our common stock offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a selling securityholder that a material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling security holder and of the participating broker-dealer(s);

•	the number of shares of our common stock involved;

•	the initial price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

In addition, if required under applicable law or the rules or regulations of the SEC, we will file a supplement to this prospectus when a selling securityholder notifies us that a donee or pledgee intends to sell shares of our common stock.

We have paid all expenses and fees in connection with the registration of the resale or other disposition of the shares of our common stock offered hereby. The selling securityholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares of our common stock.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for us by Nicolas J. Evanoff, our Vice President, General Counsel and Secretary. Mr. Evanoff presently holds shares (including restricted shares) of our common stock as well as options to purchase shares of our common stock.

INDEPENDENT AUDITORS

The consolidated financial statements of Transmeridian Exploration Incorporated as of and for the years ended December 31, 2006 and 2005, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by UHY LLP, an independent registered public accounting firm, as stated in their report therein, which is incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Transmeridian Exploration Incorporated for the year ended December 31, 2004, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by John A. Braden & Company, P.C., an independent registered public accounting firm, as stated in their report therein, which is incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

RESERVE ENGINEERS

The information incorporated in this prospectus by reference regarding the quantities of our reserves of oil and gas and the related future cash flows is based on estimates of our reserves and the related future cash flows prepared by Ryder Scott Company, independent reserve engineers, in reliance upon their authority as experts in reserve determination.

Transmeridian Exploration Incorporated

13,000,000 Shares Of Common Stock

PROSPECTUS

                        , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us. The table does not include any underwriting discounts and commissions and expenses that may be incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses that may be incurred by the selling securityholders in disposing of the securities. All amounts shown are estimates except the Securities and Exchange Commission filing fee.

Securities and Exchange Commission filing fee	$1,102
Legal and accounting fees and expenses	7,500
Miscellaneous	1,000

Total	$9,602

Item 15.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides, among other things, that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that the indemnification provided by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Section (a) of Article Seventh of our amended and restated certificate of incorporation states that:

(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCLD or (iv) for any transaction from which the director derived a personal benefit. If the GCLD hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended GCLD. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Section (b) of Article Seventh of our amended and restated certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by Delaware law. Article X of our bylaws provide that we may, and in certain circumstances shall, indemnify our employees and agents pursuant to Section 145 of the DGCL. Article X of our bylaws also provides that we shall pay the expenses incurred by a director, officer, employee or agent in defending a proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us.

We have entered into indemnity agreements with each member of our board of directors, each of our executive officers and certain of our other officers. A form of this indemnity agreement is filed as Exhibit 10.1 to this registration statement and is incorporated herein by reference.

Item 16.	Exhibits.

Exhibit	Description
4.1	Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1(b) to the Company’s Registration Statement on Form SB-2 filed with the Commission as of March 15, 2001 and incorporated by reference herein)

4.2	Bylaws (filed as Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed with the Commission as of March 15, 2001 and incorporated by reference herein)

4.3	Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated November 12, 2004 and filed with the Commission on November 15, 2004 and incorporated by reference herein)

4.4	Certificate of Designations with respect to the 15% Senior Redeemable Convertible Preferred Stock of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated December 4, 2006 and incorporated by reference herein)

4.5	Indenture, dated as of December 12, 2005, by and among the Company, Transmeridian Exploration Inc., TMEI Operating, Inc., Transmeridian (Kazakhstan) Incorporated and The Bank of New York, as Trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated December 16, 2005 and incorporated by reference herein)

4.6	First Supplemental Indenture, dated as of December 22, 2005, by and among the Company, Transmeridian Exploration Inc., TMEI Operating, Inc., Transmeridian (Kazakhstan) Incorporated, JSC Caspi Neft TME, Bramex Management, Inc. and The Bank of New York, as Trustee (filed as Exhibit 4.5 to the Company’s Registration Statement on Form S-3 dated March 13, 2006 and incorporated by reference herein)

4.7	Second Supplemental Indenture, dated as of May 24, 2006, by and among the Company, Transmeridian Exploration Inc., TMEI Operating, Inc., Transmeridian (Kazakhstan) Incorporated, JSC Caspi Neft TME, Bramex Management, Inc. and The Bank of New York, as Trustee (filed as Exhibit 4.6 to Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-3 dated May 30, 2006 and incorporated by reference herein)

4.8	Form of Senior Secured Note due 2010 (included as part of Exhibit 4.4)

4.9	Specimen Common Stock Certificate (filed as Exhibit 5 to the Company’s Registration Statement on Form 8-A filed with the Commission on March 15, 2005 and incorporated by reference herein)

5.1†	Opinion of Nicolas J. Evanoff with respect to legality of the securities

10.1	Form of Indemnity Agreement (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-3 dated January 10, 2007 and incorporated by reference herein)

23.1	Consent of Nicolas J. Evanoff (included as part of Exhibit 5.1)

23.2†	Consent of UHY LLP

23.3†	Consent of John A. Braden & Company, P.C.

23.4†	Consent of Ryder Scott Company (independent reserve engineers)

24.1†	Powers of Attorney of Directors and Officers of the registrant (included on signature page hereto)

99.1†	Form of Selling Securityholder Questionnaire

†	Filed herewith.

Item 17.	Undertakings.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 27, 2007.

TRANSMERIDIAN EXPLORATION INCORPORATED

By:	/s/ Earl W. McNiel
Earl W. McNiel
Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Lorrie T. Olivier, Earl W. McNiel, and Nicolas J. Evanoff, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any and all amendments, including post-effective amendments, to this registration statement with the Securities and Exchange Commission granting to said attorney-in-fact power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lorrie T. Olivier Lorrie T. Olivier	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	March 27, 2007

/s/ Earl W. McNiel Earl W. McNiel	Vice President and Chief Financial Officer (Principal Financial Officer)	March 27, 2007

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Signature	Title	Date

/s/ Edward G. Brantley Edward G. Brantley	Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 27, 2007

/s/ Marvin R. Carter Marvin R. Carter	Director	March 24, 2007

/s/ James H. Dorman James H. Dorman	Director	March 23, 2007

George E. Reese	Director

/s/ Dr. Fernando J. Zúñiga y Rivero Dr. Fernando J. Zúñiga y Rivero	Director	March 26, 2007

/s/ Alfred L. Shacklett Jr. Alfred L. Shacklett Jr.	Director	March 26, 2007

/s/ J. Frank Haasbeek J. Frank Haasbeek	Director	March 25, 2007

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EXHIBIT INDEX

Exhibit	Description
4.1	Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1(b) to the Company’s Registration Statement on Form SB-2 filed with the Commission as of March 15, 2001 and incorporated by reference herein)

4.2	Bylaws (filed as Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed with the Commission as of March 15, 2001 and incorporated by reference herein)

4.3	Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated November 12, 2004 and filed with the Commission on November 15, 2004 and incorporated by reference herein)

4.4	Certificate of Designations with respect to the 15% Senior Redeemable Convertible Preferred Stock of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated December 4, 2006 and incorporated by reference herein)

4.5	Indenture, dated as of December 12, 2005, by and among the Company, Transmeridian Exploration Inc., TMEI Operating, Inc., Transmeridian (Kazakhstan) Incorporated and The Bank of New York, as Trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated December 16, 2005 and incorporated by reference herein)

4.6	First Supplemental Indenture, dated as of December 22, 2005, by and among the Company, Transmeridian Exploration Inc., TMEI Operating, Inc., Transmeridian (Kazakhstan) Incorporated, JSC Caspi Neft TME, Bramex Management, Inc. and The Bank of New York, as Trustee (filed as Exhibit 4.5 to the Company’s Registration Statement on Form S-3 dated March 13, 2006 and incorporated by reference herein)

4.7	Second Supplemental Indenture, dated as of May 24, 2006, by and among the Company, Transmeridian Exploration Inc., TMEI Operating, Inc., Transmeridian (Kazakhstan) Incorporated, JSC Caspi Neft TME, Bramex Management, Inc. and The Bank of New York, as Trustee (filed as Exhibit 4.6 to Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-3 dated May 30, 2006 and incorporated by reference herein)

4.8	Form of Senior Secured Note due 2010 (included as part of Exhibit 4.4)

4.9	Specimen Common Stock Certificate (filed as Exhibit 5 to the Company’s Registration Statement on Form 8-A filed with the Commission on March 15, 2005 and incorporated by reference herein)

5.1†	Opinion of Nicolas J. Evanoff with respect to legality of the securities

10.1	Form of Indemnity Agreement (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-3 dated January 10, 2007 and incorporated by reference herein)

23.1	Consent of Nicolas J. Evanoff (included as part of Exhibit 5.1)

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23.2†	Consent of UHY LLP

23.3†	Consent of John A. Braden & Company, P.C.

23.4†	Consent of Ryder Scott Company (independent reserve engineers)

24.1†	Powers of Attorney of Directors and Officers of the registrant (included on signature page hereto)

99.1†	Form of Selling Securityholder Questionnaire

†	Filed herewith.

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